UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2012 (October 5, 2012)
GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.01.         Changes in Control of Registrant
On October 5, 2012, James E. Davison, Sr., James E. Davison, Jr., Steven K. Davison, Sharilyn S. Gasaway, Corbin J. Robertson III and Grant E. Sims (collectively, the “Davison Investor Group”) purchased an aggregate of 34,998 (or 87.5%) of our Class B units at a price of $30.00 per unit from Q GEI Holdings, LLC, Quintana Energy Partners II, L.P., QEP II Genesis TE Holdco, LP and EIV Capital Fund LP (collectively, the “Quintana Investor Group”) in a private placement transaction. Pursuant to that private placement transaction and a concurrent underwritten offering, the members of the Quintana Investor Group disposed of substantially all of their remaining investments in us, including all of their Class B units. Messrs. Davison, Sr., Davison, Jr., Robertson III, Sims and Ms. Gasaway are directors, and Mr. Sims is the chief executive officer, of our general partner.

The holders of our Class B units have the right to elect the members of the board of directors of our general partner. The Davison Investor Group and our senior executive management team collectively own 100% of our Class B units, and James E. Davison, Jr. (34.1%) and James E. Davison, Sr. (23.9%) and certain of their family members and affiliates collectively own approximately 76.9% of our Class B units. To our knowledge, there are no arrangements or understandings with respect to the election of directors or otherwise between or among any members of either the former control group or the Davison Investor Group or their associates, including between or among any members of the Davison family.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)    In connection with the Quintana Investor Group’s disposition of substantially all of its remaining investment in us pursuant to the change in control transaction described in Item 5.01 of this Current Report on Form 8-K, on October 8, 2012, the following Quintana Investor Group directors resigned from the board of directors of our general partner – Robert C. Sturdivant, William K. Robertson, Carl A. Thomason, and S. James Nelson.

Item 8.01    Other Events
As part of the filing of this Current Report on Form 8-K, we intend to revise, clarify and supplement our risk factors, including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”). The risk factor below should be considered together with the other risk factors described in the Annual Report and filings with the SEC under the Securities Exchange Act of 1934, as amended, after the Annual Report. Except as set forth below, there have been no material changes to the risks described in Part I, Item 1A, of the Annual Report.

The Davison family exerts significant influence over us and may have conflicts of interest with us and may be permitted to favor its interests to the detriment of our other unitholders.

James E. Davison, Sr. and James E. Davison, Jr., each of whom is a director of our general partner, and certain of their family members and affiliates own approximately 17.2% of our Common Units – Class A and 76.9% of our Common Units – Class B. The Davison family is able to exert significant influence over us, including the ability to elect at least a majority of the members of our board of directors and the ability to control most matters requiring board approval, such as business strategies, mergers, business combinations, acquisitions or dispositions of significant assets, issuances of additional partnership securities, incurrence of debt or other financing and the payment of distributions. In addition, the continued existence of a controlling group may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire us, which may adversely affect the market price of our common units. Further, conflicts of interest may arise between us and other entities for which members of the Davison family serve as officers or directors. In resolving any conflicts that may arise, such members of the Davison family may favor the interests of another entity over our interests.

The Davison family owns, controls and has interests in diverse companies, some of which may (or could in the future) compete directly or indirectly with us. As a result, the Davison family’s interests may not always be consistent with our interests or the interests of our other unitholders. The Davison family could also pursue acquisitions or business opportunities that may be complementary to our business. Our organizational documents allow the holders of our units (including affiliates, like the Davisons) to take advantage of such corporate opportunities without first presenting such opportunities to us. As a result, corporate opportunities that may benefit us may not be available to us in a timely manner, or at all. To the extent that conflicts of interest may arise among us and members of the Davison family, those conflicts may be resolved in a manner adverse to us or you. Other potential conflicts may involve, among others, the following situations:

•	our general partner is allowed to take into account the interest of parties other than us, such as one or more of its affiliates, in resolving conflicts of interest;

•
our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•
our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, reimbursements and enforcement of obligations to the general partner and its affiliates, retention of counsel, accountants and service providers, and cash reserves, each of which can also affect the amount of cash that is distributed to our unitholders; and

•
our general partner determines which costs incurred by it and its affiliates are reimbursable by us and the reimbursement of these costs and of any services provided by our general partner could adversely affect our ability to pay cash distributions to our unitholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner
Date: October 11, 2012	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer